SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

     [ ]  Preliminary Proxy Statement
     [ ]  Confidential, for Use of the Commission Only (as permitted by Rule
              14a6(e)(2))
     [x]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Rule 14a-12

                             SUNTERRA CORPORATION
                             --------------------
               (Name of Registrant as Specified in its Charter)

   Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11:

   (1)  Title of each class of securities to which transaction applies:
        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which the transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

[ ] (6)  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

--------------------------------------------------------------------------------

                                     [LOGO]


                             SUNTERRA CORPORATION
                            1781 PARK CENTER DRIVE
                             ORLANDO, FLORIDA 32835

               NOTICE OF THE 1999 ANNUAL MEETING OF STOCKHOLDERS

Dear Sunterra Corporation Stockholders,

     The 1999 Annual Meeting of Stockholders of Sunterra Corporation (the "Company") will be held at the Hyatt Regency Atlanta at Peachtree Center, 265 Peachtree Street, N.E., Atlanta, Georgia 30303 in the Singapore and Manila rooms on Friday, May 14, 1999 at 11:00 a.m. local time to:

   1. Elect four directors of the Company, consisting of three Class III directors and one Class I director who has been newly nominated for election;

   2. Approve an amendment to the Company's Amended and Restated 1996 Equity Participation Plan increasing the number of authorized shares by 1,000,000, to a total of 6,380,000 authorized shares;

   3. Ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999; and

   4. Transact such other business as may properly be brought before the 1999 Annual Meeting or any adjournments thereof.

     Stockholders who are recordholders at the close of business on April 5, 1999 are entitled to notice of and to vote at the 1999 Annual Meeting.

     All stockholders are cordially invited to attend the meeting. The Board of Directors urges you to date, sign and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The proxy is solicited by the Company's Board of Directors. The return of a proxy will not affect your right to vote in person if you attend the meeting.

     If you wish to attend the 1999 Annual Meeting, but your shares are held in the name of a broker, trust, bank or other nominee, please bring a proxy from the broker, trustee, bank or other nominee with you to confirm your beneficial ownership of the shares.

                                              By Order of the Board of Directors

                                              /s/ Thomas A. Bell

                                              Thomas A. Bell
                                              Senior Vice President,
                                              General Counsel and Secretary

Orlando, Florida
April 14, 1999

PLEASE COMPLETE THE ACCOMPANYING PROXY AND RETURN IT IN THE ENCLOSED ADDRESSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING.

                                PROXY STATEMENT

     The Board of Directors of Sunterra Corporation ("Sunterra" or the "Company") furnishes this Proxy Statement in connection with the solicitation of proxies for use at the 1999 Annual Meeting of Stockholders and any adjournments thereof (the "1999 Annual Meeting"). The 1999 Annual Meeting of the Stockholders is being held on Friday, May 14, 1999 at 11:00 a.m. local time at the Hyatt Regency Atlanta at Peachtree Center, 265 Peachtree Street, N.E., Atlanta, Georgia.

     The Company's principal executive offices are located at 1781 Park Center Drive, Orlando, Florida 32835 and its telephone number is (407) 532-1000. A copy of the Company's 1999 Annual Report to Stockholders, this Proxy Statement and an accompanying proxy card will be first mailed to stockholders on or about April 14, 1999.

VOTING PROCEDURES

     A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to sign, date and return the proxy card in the accompanying envelope, which is postage prepaid if mailed in the United States.

     You have three choices on each of the matters to be voted upon at the 1999 Annual Meeting. Such matters are as follows:

   1. Elect four directors of the Company, consisting of three Class III directors and one Class I director who has been newly nominated for election;

   2. Approve an amendment to the Company's Amended and Restated 1996 Equity Participation Plan, increasing the number of authorized shares by 1,000,000, to a total of 6,380,000 authorized shares; and

   3. Ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1999.

     Concerning Proposal 1, the election of directors, by checking the appropriate box on your proxy card you may: (a) vote for all of the director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify by striking a line through that nominee's name.

     Concerning Proposal 2, the amendment to the Company's Amended and Restated 1996 Equity Participation Plan (the "Amended and Restated 1996 Equity Participation Plan") increasing the number of authorized shares by 1,000,000 to 6,380,000 authorized shares and Proposal 3, the ratification of Arthur Andersen LLP as the Company's independent public accountants, by checking the appropriate box you may: (a) vote "For" the item; (b) vote "Against" the item; or (c) "Abstain" from voting on the item.

     Stockholders may vote by either completing and returning the enclosed proxy card prior to the 1999 Annual Meeting, voting in person at the 1999 Annual Meeting, or submitting a signed proxy card at the 1999 Annual Meeting.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     You may revoke your proxy at any time before it is actually voted at the 1999 Annual Meeting by: (a) delivering written notice of revocation to the Secretary of the Company at 1781 Park Center Drive, Orlando, Florida 32835; (b) by submitting a later dated proxy; or (c) by attending the 1999 Annual Meeting and voting in person. Attendance at the 1999 Annual Meeting will not, by itself, constitute revocation of the proxy. You may also be represented by another person present at the 1999 Annual Meeting by executing a form of proxy designating such person to act on your behalf.

     Each unrevoked proxy card properly signed and received prior to the close of the 1999 Annual Meeting will be voted as indicated. Unless otherwise specified on the proxy, the shares represented by a signed proxy card will be voted FOR Proposals 1, 2, and 3 on the proxy card. Further, the shares represented by a signed proxy card will be voted in the discretion of the persons named as proxies on the other business that may properly come before the 1999 Annual Meeting.

     The presence at the 1999 Annual Meeting, in person or by proxy, of at least 17,956,299 shares, which is a majority of the shares of the Company's common stock, par value $.01 per share ("Common Stock"), issued and outstanding on April 5, 1999, will constitute a quorum.

     Votes cast at the 1999 Annual Meeting will be tabulated by the persons appointed by the Company to act as inspectors of election for the 1999 Annual Meeting.

SHARES ENTITLED TO VOTE AND REQUIRED VOTE

     If a proxy card indicates an abstention or a broker non-vote on a particular matter, then the shares represented by such proxy will be counted for quorum purposes. If a quorum is present, an abstention or a broker non-vote will have no effect on Proposals 1, 2 and 3.

     Stockholders of record at the close of business on April 5, 1999 are entitled to vote at the 1999 Annual Meeting. At that date, 35,912,596 shares of Common Stock were outstanding. A majority of the votes cast at a meeting of stockholders, duly called and at which a quorum is present, shall be sufficient to take or authorize action upon the Proposals. Each share of Common Stock is entitled to one vote.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth in the following table is the beneficial ownership of the Company's Common Stock as of March 31, 1999, for all current directors, the seven current and former executive officers of the Company named under the table titled "Executive Compensation" and all directors and executive officers as a group. Pursuant to the rules of the Securities and

Exchange Commission ("Commission"), in calculating percentage ownership, each person is deemed to beneficially own his own shares subject to options exercisable within 60 days of March 31, 1999, but options owned by others (even if exercisable within 60 days) are deemed not to be outstanding shares. Percentage ownership is based on 35,912,596 shares of Common Stock outstanding on March 31, 1999 in addition to shares acquirable pursuant to options that will become exercisable within 60 days of March 31, 1999.

                                                                              SHARES
                                                                           BENEFICIALLY          PERCENT OF
NAME OF BENEFICIAL OWNER (a)          POSITION                                 OWNED               CLASS
-----------------------------------   ----------------------------   ------------------------   -----------
Andrew J. Gessow(b) ...............   Co-Chairman of the Board               3,450,511(c)            9.6%
Steven C. Kenninger ...............   Co-Chairman of the Board               1,309,533(c)(d)         3.6%
L. Steven Miller ..................   Director, President and                  194,000(e)              *
                                      Chief Executive Officer
James E. Noyes ....................   Director and Executive                   480,625(f)            1.3%
                                      Vice President -- Sales
Charles C. Frey ...................   Senior Vice President --                  55,350(g)              *
                                      Owner Services
Genevieve Giannoni ................   Senior Vice President --                  60,970(h)              *
                                      Central Services
Osamu Kaneko(i) ...................   Director                               3,629,522(c)           10.0%
Adam M. Aron ......................   Director                                   7,500(j)              *
Sanford R. Climan .................   Director                                  19,875(k)              *
J. Taylor Crandall(l) .............   Director                                   7,500(j)              *
Joshua S. Friedman(m) .............   Director                                  15,000(j)              *
W. Leo Kiely, III .................   Director                                  15,000(j)              *
Michael A. Depatie ................   Former Director and former               372,481(n)            1.0%
                                      Executive Vice President
                                      and Chief Financial Officer
All current directors and executive                                          9,255,386(o)           24.8%
 officers as a group (13 persons) ...

----------------
*   Less than 1%.

(a) Except as otherwise indicated, each beneficial owner has the sole power to vote and to dispose of all shares of Common Stock owned by such beneficial owner.

(b) On October 8, 1998, Mr. Gessow transferred 322,461 shares to his children's irrevocable trusts as follows: The Jeremy Gessow Trust 107,487; The Danielle Gessow Trust 107,487; and The Julia Gessow Trust 107,487. A third-party serves as a trustee under these trusts and the children have no investment control over the shares in such trusts. Accordingly, these shares are excluded from the amount of shares beneficially owned by Mr. Gessow. The address of Mr. Gessow is 2934 Woodside Road, Woodside, California 94062.

(c) Includes options to purchase 216,666 shares of Common Stock, which options are either presently exercisable or will become exercisable within 60 days of March 31, 1999.

(d) With the exception of options to purchase 216,666 shares of Common Stock, which options are either presently exercisable or will become exercisable within 60 days of March 31, 1999, all of the shares indicated are held by Mr. Kenninger through a living trust under which Mr. Kenninger may be deemed presently to share beneficial ownership with his co-trustee spouse.

(e) Includes presently exercisable options to purchase 144,000 shares of Common Stock.

(f) Includes options to purchase 440,625 shares of Common Stock, which options are either presently exercisable or will become exercisable within 60 days of March 31, 1999.

(g) Includes options to purchase 46,350 shares of Common Stock, which options are either presently exercisable or will become exercisable within 60 days of March 31, 1999.

(h) Includes options to purchase 56,470 shares of Common Stock, which options are either presently exercisable or will become exercisable within 60 days of March 31, 1999.

(i) Includes 28,194 shares that are held in a trust for the benefit of Mr. Kaneko's children. Mr. Kaneko's addressis 5933 West Century Boulevard, Suite 210, Los Angeles, California 90045.

(j) Represents presently exercisable options to purchase shares of Common Stock.

(k) Includes presently exercisable options to purchase 15,000 shares of Common Stock.

(l) Since October 1996, Mr. Crandall has served as the Vice President and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of Robert M. Bass of Fort Worth, Texas. He has served as Chief Operating Officer since August 1998. According to the Schedule 13G filed February 12, 1999, Keystone, Inc. owns 2,150,700 shares of common stock. Mr. Crandall disclaims beneficial ownership of all shares of common stock owned by Keystone, Inc.

(m) Canpartners Incorporated ("Canyon") holds 65,507 shares and is the sole general partner of CPI Securities L.P. ("CPI"), which holds 458,436 shares. Mr. Friedman, Mitchell R. Julis and R. Christian B. Evensen are the sole shareholders and directors of Canyon and may be deemed to share beneficial ownership of the shares held by Canyon and CPI. Such persons disclaim beneficial ownership of the shares. The 523,943 shares held by Canyon and CPI do not include 44,035 shares held by Mr. Friedman's wife, 154,035 shares held by Mr. Julis, 154,035 shares held by Mr. Evensen's wife, 10,771 shares held by an irrevocable trust for the benefit of Mr. Evensen's children, 10,771 shares held by an irrevocable trust for the benefit of Mr. Friedman's children and 10,771 shares held by Mr. Julis' son. The beneficial ownership of such shares is disclaimed by Canyon. Taken as a group, the entities and persons named in this note hold an aggregate of 908,361 shares, or 2.5% of the Common Stock outstanding.

(n) Includes (i) presently exercisable options to purchase 347,237 shares of Common Stock, (ii) 1,500 shares of Common Stock which Mr. Depatie presently may be deemed to have, or to share, beneficial ownership with an affiliated corporation he controls, (iii) 9,000 shares of Common Stock held by a trust for which is held for the benefit of Mr. Depatie, and (iv) 600 shares of Common Stock held by a Investment Retirement Account for the benefit of Mr. Depatie. Mr. Depatie resigned his positions with the Company December 31, 1998.

(o) Includes options to purchase 1,397,443 shares of Common Stock, which options are either presently exercisable or will become exercisable within 60 days of March 31, 1999.

COMPLIANCE WITH SECTION 16(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities ("Insiders"), to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock. Insiders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) reports filed by such persons.

     To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations from the Insiders that no other reports were required, during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to Insiders were fulfilled, except for one late filing for Andrew Jody Gessow involving three transactions and one late filing for Michael A. Depatie involving two transactions.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

GENERAL INFORMATION -- ELECTION OF DIRECTORS

     Pursuant to the Company's Articles of Incorporation, as amended (the "Articles"), the Bylaws, as amended (the "Bylaws"), and resolutions adopted by the Company's Board of Directors, the Company currently has ten directors. The Company's Articles provide for its Board of Directors to be divided into three classes, each serving a staggered term so that directors' terms currently will expire either at the 1999, 2000 or 2001 annual meeting of stockholders. Messrs. Kaneko, Aron and Climan have been classified as Class III directors whose current terms will expire at the 1999 Annual Meeting. If re-elected, such director's terms will expire at the 2002 annual meeting of stockholders. Messrs. Crandall, Kenninger and Noyes have been classified as Class I directors whose current terms will expire at the 2000 annual meeting of stockholders. Messrs. Friedman, Gessow and Kiely have been classified as Class II directors of the Company whose current terms will expire at the 2001 annual meeting of stockholders. In addition, of the Company's ten directors, one Class I director (Mr. Miller) was elected by a vote of the Company's Board of Directors on September 4, 1998. Pursuant to the Company's Articles and Bylaws, such newly elected director must be considered for election by the Company's stockholders at the 1999 Annual Meeting. If elected, Mr. Miller's term will expire at the 2000 annual meeting of stockholders. Directors elected at each annual meeting will serve until each respective successor shall have been elected or appointed.

     In the absence of instructions to the contrary, votes will be cast for the election of the following as directors pursuant to the proxies solicited hereby. In the event any nominee is unable or declines to serve as a director at the time of the 1999 Annual Meeting, the proxy will be voted for any substitute nominee selected by the current Board of Directors. However, the proxy cannot be voted for a greater number of persons than the number of nominees designated by the Board of Directors. Management has no reason to believe, at this time, that the persons named will be unable or will decline to serve if elected, and each nominee has informed the Company that he will serve if elected.

     Four directors have been nominated for re-election at the 1999 Annual
Meeting: three Class III directors, Messrs. Kaneko, Aron and Climan; and one Class I director, Mr. Miller. The following table sets forth the name of, and certain information with respect to, the four persons nominated by the Company for election as directors at the 1999 Annual Meeting:

                                             DIRECTOR                POSITIONS CURRENTLY HELD
NOMINEES FOR DIRECTOR                AGE       SINCE                     WITH THE COMPANY
---------------------------------   -----   ----------   ------------------------------------------------
CLASS I DIRECTORS:
 L. Steven Miller(1)(2) .........    50         1998     Director, President and Chief Executive Officer

CLASS III DIRECTORS:
 Osamu Kaneko(1) ................    51         1996     Director
 Adam M. Aron(3) ................    44         1997     Director
 Sanford R. Climan(3) ...........    43         1996     Director

----------------
(1) This Director is a Member of Executive Committee.
(2) Mr. Miller was elected as a director by a vote of the Company's Board of Directors on September 4, 1998 and, pursuant to the Company's Articles and Bylaws, must be considered for election by the Company's stockholders at the 1999 Annual Meeting.
(3) This Director is a Member of Compensation Committee.

     For biographical information about the other current Class I and Class II directors, Messrs. Crandall, Kenninger and Noyes and Messrs. Friedman, Gessow and Kiely, respectively, see "Directors and Executive Officers."

     L. STEVEN MILLER has served as Director, President and Chief Executive Officer of the Company since October 1998. Mr. Miller also serves as a Director, Treasurer-elect and Executive Committee member of American Resort Development Association (an industry trade group). Prior to joining the Company, Mr. Miller served as Chief Executive Officer of Resort Condominiums International ("RCI"), the world's largest vacation ownership exchange organization, from January 1997 to September 1998. From January 1991 to January 1997 he held various executive positions with RCI, including President, Chief Financial Officer and Executive Vice President. Before joining RCI, Mr. Miller was a partner at the accounting firm of Ernst & Young LLP. Mr. Miller holds a B.S. degree in business management, a J.D. degree and a M.B.A. from Indiana University. Mr. Miller is a member of the Board of Visitors of the Indiana University School of Law and the Dean's Advisory Council of the Indiana University Kelley School of Business.

     OSAMU KANEKO has served as a Director of the Company since May 1996. He served as Chairman of the Board from June 1996 to September 1998, as Chief Executive Officer from June 1996 to July 1997 and as Co-Chief Executive Officer from July 1997 to February 1998. Mr. Kaneko also serves as Chairman of KK Sunterra Japan, a subsidiary of the Company that owns and operates the Company's Japanese resort facilities. Mr. Kaneko, a Japanese national, received a B.A. degree from Indiana State University in 1971. From 1974 to 1985, Mr. Kaneko was the Executive Vice President of Hasegawa Komuten (USA) Inc., the American subsidiary of Hasegawa Komuten Ltd., a Japanese real estate development company. In this capacity, Mr. Kaneko was responsible for the development of income producing properties in Hawaii, including resort condominiums and hotels. In 1985, Mr. Kaneko co-founded KOAR Group, Inc. ("KOAR"), a real estate acquisition and development company; with Mr. Kenninger and since that time has served as its Chief Executive Officer.

     ADAM M. ARON has served as Director of the Company since October 1997. Mr. Aron has served as Chairman of the Board and Chief Executive Officer of Vail Resorts, Inc. since July 1996. Prior to joining Vail Resorts, Mr. Aron served as President and Chief Executive Officer of Norwegian Cruise Line Ltd. from July 1993 to July 1996; as Senior Vice President of Marketing for United Airlines from November 1990 to July 1993 and as Senior Vice President of Marketing for Hyatt Hotels Corporation from 1987 to 1990. Mr. Aron also serves as a director of Florsheim Group, Inc. and Crestline Capital Corporation. Mr. Aron holds a B.A. degree from Harvard College and a M.B.A. degree from Harvard Business School.

     SANFORD R. CLIMAN was employed by Creative Artists Agency ("CAA") from June 1986 to September 1995. From October 1995 through May 1997, Mr. Climan was Executive Vice President and President, Worldwide Business Development for Universal Studios, Inc. From June 1997 to February 1999, Mr. Climan returned to CAA as a member of its senior executive team. He is currently pursuing other interests. Mr. Climan received his BA from Harvard College, a Master of Science in Health Policy and Management from the Harvard School of Public Health and his MBA from Harvard Business School.

COMPENSATION OF DIRECTORS

     The Company pays its directors who are not officers of the Company ("Independent Directors") an annual retention fee of $25,000 in addition to a fee of $1,000 per meeting of the Board of Directors and any committee thereof (including telephonic meetings) for their services as directors. In addition, the Company grants options to purchase 15,000 shares of Common Stock at a price equal to the fair market value on the date of grant to each such Independent Director. Each grant is to vest in equal portions over a term of three years from the date of election as an Independent Director. Each Independent Director, who is still a member of the Board of Directors at the end of the three year vesting period of the initial grant of options, will receive a grant of additional options to purchase 15,000 shares of Common Stock at the fair market value of the Common Stock on the date of the grant, such options to vest over an additional three-year period. In addition to such option grants, the Independent Directors will be reimbursed for expenses of attending each meeting of the Board of Directors. Officers of the Company who are directors will not be paid any director fees but will be reimbursed for expenses of attending meetings of the Board of Directors.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

BOARD OF DIRECTORS

     The Board of Directors met nine times during the year ended December 31, 1998. During 1998, attendance at Board of Directors meetings averaged 90%. There were also three meetings of the Compensation Committee and one meeting of the Audit Committee. No meetings of the Executive Committee were held. One meeting of the Pricing Committee was held. The Pricing Committee is not a standing committee. The function of each of the Board of Directors committees is described below.

COMPENSATION COMMITTEE

     The Board of Directors has established a compensation committee (the "Compensation Committee"), which consists of Messrs. Aron, Climan and Kiely, to determine compensation for the Company's senior executive officers, determine awards under the Amended and Restated 1996 Equity Participation Plan and the 1998 New-Hire Stock Option Plan of Sunterra Corporation (the "Mini-Plan") as well as administer the Company's Employee Stock Purchase Plan, as amended (the "Employee Stock Purchase Plan").

AUDIT COMMITTEE

     The Board of Directors has established an audit committee (the "Audit Committee"), which consists of Messrs. Aron, Crandall and Friedman. The Audit Committee makes recommendations concerning the engagement of independent public accountants; reviews with the independent public accountants the plans and results of the audit engagement; approves professional services provided by the independent public accountants; reviews the independence of the independent public accountants; considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

 EXECUTIVE COMMITTEE

     The Board of Directors has established an executive committee (the "Executive Committee"), which will be granted such authority as may be determined from time to time by a majority of the Board of Directors. The Executive Committee consists of Messrs. Friedman, Gessow, Kaneko, Kenninger and Miller. All actions by the Executive Committee require the unanimous vote of all of its members.

 PRICING COMMITTEE

     The Board of Directors has established a pricing committee (the "Pricing Committee"), which consists of Messrs. Gessow, Kenninger and Climan. The Pricing Committee determines the material terms of all equity and/or debt securities issued by the Company either in public or private offerings. The Pricing Committee is not a standing committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"EACH OF THE DIRECTORS NOMINATED IN PROPOSAL 1.

                                PROPOSAL NO. 2:

AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED 1996 EQUITY PARTICIPATION PLAN INCREASING THE NUMBER OF AUTHORIZED SHARES BY 1,000,000, TO A TOTAL OF 6,380,000 AUTHORIZED SHARES

GENERAL

     The Company's employees are key to its success. Recruiting and retaining the top candidates to work for the Company requires a balance between making competitive, attractive offers to prospective employees and building equity for the Company's stockholders. The Company established the Amended and Restated 1996 Equity Participation Plan to assist the Company in recruiting and retaining executive officers, key employees, Independent Directors and consultants of the Company in order to build the leadership and operational infrastructure of the Company. These employees are necessary to develop and manage the Company's network of resorts, build the Company's membership business and manage the assets of the Company which have been acquired in the Company's recent years of acquisition and development. The Amended and Restated 1996 Equity Participation Plan is designed not only to attract and retain executive officers, key employees, Independent Directors and consultants for the Company, but also to provide incentives to such persons to maximize the Company's performance. Approximately ninety officers, key employees and consultants received stock options during the 1998 fiscal year under the Amended and Restated 1996 Equity Participation Plan. Six of these grants were made to new executives and key employees at the Company's new Orlando headquarters. Only fourteen persons receiving stock option grants in 1998 had been previously granted stock options under the Amended and Restated 1996 Equity Participation Plan. Others were granted stock options in lieu of a cash bonus in connection with their performance during the 1997 fiscal year. All of the foregoing grants were subject to vesting.

     The Amended and Restated 1996 Equity Participation Plan has been recently amended by the Board of Directors in part as follows:

     1. The Option Price per share with respect to non-qualified stock options shall be at least 85% or more of the fair market value of a share of Common Stock on the date the Option is granted;

     2. Option terms shall not be for more than ten years from the date the option was granted. With respect to incentive stock options granted to an individual who owns more than 10% of the Company's combined voting power (a "Ten Percent Owner"), the term is limited to five years; and

     3. Other miscellaneous amendments were made to facilitate the administration of the Amended and Restated 1996 Equity Participation Plan.

     The Amended and Restated 1996 Equity Participation Plan provides for the award to executive officers, key employees, Independent Directors and consultants of the Company of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards. Awards under the Amended and Restated 1996 Equity Participation Plan may provide participants with rights to acquire shares of Common Stock. Currently, not more than 5,380,000 shares of Common Stock are authorized for issuance under the Amended and Restated 1996 Equity Participation Plan upon exercise of qualified stock options, incentive stock options, stock appreciation rights, restricted stock awards, performance awards, dividend equivalents, deferred stock awards and stock payments. Subject to stockholder approval of this Proposal 2, the number of shares of Common Stock authorized for issuance under the Amended and Restated 1996 Equity Participation Plan will be increased to 6,380,000 shares. The maximum number of shares which may be subject to options or stock appreciation rights granted under the Amended and Restated 1996 Equity Participation Plan to any individual in any fiscal year cannot exceed 675,000 (as adjusted for the October 17, 1997 three for two stock split).

     The Compensation Committee, whose members are all Independent Directors, administers the Amended and Restated 1996 Equity Participation Plan. The Compensation Committee is authorized to select from among the eligible participants those individuals to whom options (both non-qualified and incentive), restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be granted and the terms and conditions of such grants. The Compensation Committee is authorized to make any and all other determinations and take all other actions necessary or advisable for the administration of the Amended and Restated 1996 Equity Participation Plan. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the Amended and Restated 1996 Equity Participation Plan.

     Options, stock appreciation rights, restricted stock and other awards under the Amended and Restated 1996 Equity Participation Plan may be granted to individuals who are then officers or employees of the Company or any of its present or future subsidiaries as well as Independent Directors or consultants of the Company selected by the Compensation Committee for participation in the Amended and Restated 1996 Equity Participation Plan.

     Non-qualified stock options provide for the right to purchase Common Stock at a specified price, which price must be at least 85% or more of the fair market value of the Common Stock on the date of grant or, if granted to Independent Directors, the exercise price shall equal 100% of the fair market value of the Common Stock on the date of grant. Non-qualified stock options are usually exercisable in installments after the grant date. Non-qualified stock options may be granted for any term, but such term shall not exceed ten years. Independent Directors shall be automatically granted options to purchase 15,000 shares of Common Stock on the date of initial election and options to purchase an additional 15,000 shares of Common Stock on the third anniversary of such date, provided that such director continues to serve on the Board of Directors at such time.

     Incentive stock options are designed to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of the Common Stock on the grant date and a ten year restriction on their term, provided that in the case of incentive stock options granted to Ten Percent Owners, the exercise price will not be less than 100% of the fair market value of the Common Stock on the date of grant, and the term of the option will not be more than five years. These options may be subsequently modified to disqualify them from treatment as an incentive stock option.

     Restricted stock may be sold to participants at various prices, provided that such stock cannot be sold at a price less than the par value of the stock, unless otherwise permitted by law. Such stock may also be made subject to such restrictions as may be determined by the Compensation Committee. The Company may repurchase the restricted stock at the original purchase price if certain conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

     Generally, performance awards will be based upon specific agreements and may be paid in cash, in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance awards may also include bonuses, which may be payable in cash, in Common Stock or in a combination of cash and Common Stock.

     Dividend Equivalents represent the value of the dividends per share paid by the Company calculated with reference to the number of shares covered by the stock options, stock appreciation rights or other awards held by the participant.

     Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Compensation Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

     Stock Payments may be authorized by the Compensation Committee in the form of shares of Common Stock or an option or other right to purchase Common Stock as part of a deferred compensation arrangement. Stock Appreciation Rights may be granted in connection with the simultaneous grant of an Option, with respect to a previous Option grant or other awards, or separately. Stock Appreciation Rights ("SARs") granted by the Compensation Committee in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the price of the Company's Common Stock over the exercise price of the related option or other awards, but alternatively may be based upon criteria such as book value. SARs will be subject to such terms and conditions not inconsistent with the Amended and Restated 1996 Equity Participation Plan as the Compensation Committee may impose. In addition, SARs intended to qualify as performance-based compensation as described in Section 162(m) of the Code will contain such terms and conditions as may be necessary to comply with Section 162(m) of the Code. The Compensation Committee may elect to pay SARs in cash or in Common Stock or in a combination of both.

     The Amended and Restated 1996 Equity Participation Plan provides for accelerated vesting of awards upon certain corporate transactions or a change in control of the Company.

THE 1998 NEW-HIRE STOCK OPTION PLAN OF SUNTERRA CORPORATION

     In 1998, the Company consolidated its administrative offices and relocated its headquarters to Orlando, Florida. In connection with the relocation and in order to enable the Company to induce new employees to work at its relocated headquarters, the Company determined to offer such employees an opportunity to own stock in the Company through the grant of options. However, the number of options available for grant under the Amended and Restated 1996 Equity Participation Plan had reached its share limit. Accordingly, the Company adopted the 1998 New-Hire Stock Option Plan of Sunterra Corporation ("the Mini-Plan"). The Mini-Plan authorizes the Company to grant a limited number of stock options (250,000 in the aggregate) to newly hired employees as a material inducement for the employees to enter into employment agreements with the Company. No stock options granted under the Mini-Plan may be exercised to the extent that the Company's federal income tax deduction with respect to such exercise would be disallowed under Section 162(m) of the Code.

SECURITIES LAWS AND FEDERAL INCOME TAXES

     SECURITIES LAWS. The Amended and Restated 1996 Equity Participation Plan and the Mini-Plan are intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The Amended and Restated 1996 Equity Participation Plan and the Mini-Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Amended and Restated 1996 Equity Participation Plan, the Mini-Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

     GENERAL FEDERAL TAX CONSEQUENCES. Under current federal laws, in general, recipients of awards and grants of nonqualified stock options, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, and stock payments under the Amended and Restated 1996 Equity Participation Plan and the Mini-Plan are taxable under Section 83 of the Code upon their receipt of unrestricted Common Stock or cash with respect to such awards or grants and, subject to Section 162(m) of the Code, the Company will be entitled to an income tax deduction with respect to the amounts taxable to such recipients. Under Sections 421 and 422 of the Code, recipients of incentive stock options are generally not taxable on their receipt of Common Stock or upon their exercises of incentive stock options if the incentive stock options and option stock are held for certain minimum holding periods and, in such event, the Company is not entitled to income tax deductions with respect to such exercises. Participants in the Amended and Restated 1996 Equity Participation Plan and the Mini-Plan are provided with detailed information regarding the tax consequences relating to the various types of awards and grants under the plan.

     SECTION 162(m) LIMITATION. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1,000,000 (less the amount of any "excess parachute payments" as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain "performance-based compensation" established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the "performance-based compensation" exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e. the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Rights or awards granted under the Amended and Restated 1996 Equity Participation Plan and the Mini-Plan, other than options and SARs, will not qualify as "performance-based compensation" for purposes of
Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by the stockholders of the Company.

     The Company has attempted to structure the Amended and Restated 1996 Equity Participation Plan and the Mini-Plan in such a manner that the remuneration attributable to stock options and SARs which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation.

AMENDMENT TO THE AMENDED AND RESTATED 1996 EQUITY PARTICIPATION PLAN

     On March 2, 1999, the Board of Directors approved, subject to stockholder approval, an amendment to the Company's Amended and Restated 1996 Equity Participation Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 5,380,000 to 6,380,000 shares. The Company's stockholders are asked to approve the adoption of the amendment to the Amended and Restated 1996 Equity Participation Plan at the 1999 Annual Meeting.

     Under the Company's current Amended and Restated1996 Equity Participation Plan, the aggregate number of shares of Common Stock that may be awarded cannot exceed 5,380,000 shares of Common Stock. Due to the Company's acquisition efforts and its need to attract, retain and reward its key employees, the number of shares issuable pursuant to options granted under the Amended and Restated 1996 Equity Participation Plan had nearly reached the 5,380,000 share limit as of December 31, 1998.

     The Company's Board of Directors believes that, in order to continue its acquisition efforts and to retain, motivate, and attract key personnel essential to the continued success of the Company it is necessary to maintain its current practice of providing meaningful incentive awards. The Board of Directors believes that incentive awards have played a critical role in enabling them to create a motivated management team and to build a growing and competitive business. The Board of Directors also believes that the Company's Amended and Restated 1996 Equity Participation Plan has helped to stimulate a deeper commitment to the Company, minimize management turnover, and reward continuous improvement in financial performance.

     In summary, the Board of Directors believes that the expansion of the Company's Amended and Restated 1996 Equity Participation Plan will promote the interests of the

Company and its stockholders by strengthening the Company's ability to attract motivate and retain employees. It will also enable the Company to build its business, and structure acquisitions by providing a means to encourage stock ownership and proprietary interest in the Company to valued employees upon whose judgment, initiative, and efforts the continued financial success and growth of the business of the Company largely depend.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
               AMENDMENT TO INCREASE FROM 5,380,000 TO 6,380,000
                 THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE
                    UNDER THE COMPANY'SAMENDED AND RESTATED
           1996 EQUITY PARTICIPATION PLAN AS DESCRIBED IN PROPOSAL 2

                                PROPOSAL NO. 3:
                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP ("AA") as the Company's independent public accountants for the year ending December 31, 1999. A representative of AA will be present at the 1999 Annual Meeting and will be given an opportunity to make a statement and answer appropriate questions. This appointment is being submitted for ratification at the 1999 Annual Meeting. If the appointment is not ratified, the Board of Directors will reconsider the appointment, although the Board of Directors will not be required to appoint different independent auditors for the Company.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
            RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP
              AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR
                       THE YEAR ENDING DECEMBER 31, 1999
                           AS DESCRIBED IN PROPOSAL 3

                       DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning each person who is a director or executive officer of the Company as of March 31, 1999.

NAME                              AGE    POSITION
------------------------------   -----   ------------------------------------------------
Andrew J. Gessow .............    41     Co-Chairman of the Board
Steven C. Kenninger ..........    46     Co-Chairman of the Board
L. Steven Miller .............    50     Director, President and Chief Executive Officer
Richard Goodman ..............    50     Executive Vice President -- Finance and
                                         Administration and Chief Financial Officer
James E. Noyes ...............    52     Director and Executive Vice President -- Sales
Thomas A. Bell ...............    47     Senior Vice President -- Legal, General Counsel
                                         and Secretary
Charles C. Frey ..............    44     Senior Vice President -- Owner Services
Osamu Kaneko .................    51     Director
Adam M. Aron .................    44     Director
Sanford R. Climan ............    43     Director
J. Taylor Crandall ...........    44     Director
Joshua S. Friedman ...........    43     Director
W. Leo Kiely III .............    52     Director

     For biographical information about Messrs. Aron, Climan, Kaneko and Miller, see "Proposal No. 1: Election of Directors -- General Information -- Election of Directors" above.

     ANDREW J. GESSOW has served as a Director of the Company since May 1996 and as Co-Chairman of the Board since September 1998, previously serving as Chief Executive Officer from February 1998 to September 1998, as Co-Chief Executive Officer from July 1997 to February 1998 and as President from June 1996 to February 1998. Mr. Gessow founded Argosy Group Inc. ("Argosy") (a real estate acquisition and development company and one of the Company's predecessor entities) in 1990 and served as its President from 1990 through August 1996. Prior thereto, Mr. Gessow served as a Partner with Trammell Crow Company (a real estate development, management and investment company) and was President of Trammell Crow Residential Services, Florida and West Coast from 1987 to 1990. From 1981 through 1987, Mr. Gessow was Founder and President of Travel, Inc., and Home Search, Inc. which he co-founded with Citicorp Venture Capital. Mr. Gessow received a B.B.A. degree in Finance from Emory University in 1978 and a M.B.A. degree from Harvard Business School in 1980.

     STEVEN C. KENNINGER has served as a Director of the Company since May 1996 and as Co-Chairman of the Board since September 1998, previously serving as President from February 1998 to September 1998 and as Chief Operating Officer and Secretary of the Company from June 1996 to February 1998. Mr. Kenninger co-founded KOAR with Mr. Kaneko in 1985 and most recently served as its President. Mr. Kenninger was a practicing attorney in Los Angeles, California at the law firms of Paul, Hastings, Janofsky & Walker from 1977 through 1981 and Riordan & McKinzie, from 1981 through 1985, where he was a partner. Mr. Kenninger received a B.S. degree in Mechanical Engineering from Purdue University, with highest distinction, in 1974 and received a JD degree from Stanford Law School in 1977. Mr. Kenninger is a member of the Board of Visitors of the Stanford Law School and has been a member of the State Bar of California since 1977.

     RICHARD GOODMAN has served as Executive Vice President -- Finance and Administration and Chief Financial Officer of the Company since December 31, 1998. From 1992 to 1997, Mr. Goodman held various positions at PepsiCo, Inc., most recently as the Senior Vice President and Chief Financial Officer for the Taco Bell Corporation. Prior thereto, Mr. Goodman was Senior Vice President and Chief Financial Officer for KFC International, and Vice President, Corporate Strategic Planning International for PepsiCo. From 1990 to 1992, Mr. Goodman served as Corporate Vice President and Chief Financial Officer of Grace Specialty Chemicals Group, a division of W.R. Grace & Co. Mr. Goodman holds Ph.D., M.A., M.B.A. and B.A. degrees from Columbia University.

     JAMES E. NOYES has served as a Director of the Company since July 1996 and as Executive Vice President -- Sales since January 1999, previously serving as Chief Operating Officer from February 1998 to January 1999 and as Executive Vice President of the Company from July 1996 to February 1998. Prior to joining the Company, from 1989 through June 1996, Mr. Noyes served as President of The Trase Miller Group (a travel technology services company), the parent company of MTI Vacations, Inc., with interests in vacation packaging, travel technology and specialized teleservices, and previously served as its Vice President/General Manager and Vice President of Marketing and Sales since 1980. Mr. Noyes served in various marketing management positions for Wilson Sporting Goods from 1975 to 1980, where his last position was that of Vice President for the Marketing/Golf Division. Mr. Noyes is a director of Preview Travel, Inc. and Ball Horticultural, Inc. (a horticultural supply company). Mr. Noyes received a B.A. degree in 1970 from Dartmouth College and received a M.B.A. degree in 1974 from Stanford Business School.

     THOMAS A. BELL has served as Senior Vice President, General Counsel and Secretary of the Company since September 1998. Prior to joining the Company, Mr. Bell was a partner with the law firm of Gunster, Yoakley, Valdes-Fauli & Stewart located in Tallahassee, Florida from 1996 to 1998. Prior thereto, Mr. Bell served as Vice President and General Counsel for RCI, the world's largest vacation ownership exchange organization, from 1993 to 1996. The State of Florida employed Mr. Bell from September 1982 through September 1993. During that time, he served as General Counsel for the Florida Lottery and General Counsel for the Department of Business Regulation. During his tenure with the Department of Business Regulation, Mr. Bell had primary legal responsibility for implementation and enforcement of Florida's Timeshare Statute. In that capacity, he was a primary drafter of the 1983 amendments to Florida's Timeshare Statute that served as the model for legislation in numerous other states. He was also involved in drafting the Florida Multi-Site Timeshare Statute in 1993. He received a Bachelor of Science degree form Florida State University and a J.D. degree from Stetson University College of Law.

     CHARLES C. FREY has served as Senior Vice President -- Owner Services of the Company since January 1999, previously serving as Senior Vice President, Accounting and

Administration from January 1997 to January 1999 and as Senior Vice President and Treasurer from July 1996 to January 1997. Prior thereto, Mr. Frey had served as Senior Vice President of Administration and Treasurer of Argosy (one of the Company's predecessor entities) since 1992. Prior thereto, Mr. Frey was Vice President and Chief Financial Officer of Trammell Crow Residential Services-Florida from 1986 to 1992. Mr. Frey is a Certified Public Accountant and a licensed real estate broker in Florida. He received a B.S. degree in Accounting and Economics from the Indiana University of Pennsylvania in 1977.

     J. TAYLOR CRANDALL has served as a Director of the Company since October 1997. Mr. Crandall has served as Vice President and Chief Financial Officer of Keystone, Inc., the principal investment vehicle of Robert M. Bass of Fort Worth, Texas since October 1996, and as Chief Operating Officer since August 1998. He has also served as President, Director and sole stockholder of Acadia MGP, Inc. (managing general partner of Acadia Investment Partners, L.P., the sole general partner of Acadia Partners, L.P. (an investment partnership)) since 1992. Mr. Crandall also serves as a director of Bell & Howell Company, Physician Reliance Network Inc., Specialty Foods Corporation and Washington Mutual Inc. Mr. Crandall holds a B.A. degree from Bowdoin College, where he has served as a trustee.

     JOSHUA S. FRIEDMAN has served as a Director of the Company since August 1996. Mr. Friedman is a founder of Canyon Capital Advisors LLC (and its predecessors) ("Canyon"), a private merchant banking firm and an affiliate of Canpartners Incorporated, and has been a Managing Partner of Canyon since its inception in 1990. Mr. Friedman also serves as a director of First Aviation Services, Inc. (an aircraft services supplier) and several privately held companies and charitable organizations. Mr. Friedman received a B.A. degree from Harvard College in 1976, an M.A. degree from Oxford University in 1978, and a JD degree from Harvard Law School in 1982 and a M.B.A. degree from Harvard Business School in 1982.

     W. LEO KIELY III has served as a Director of the Company since August 1996. Mr. Kiely has been President and Chief Operating Officer of Coors Brewing Company since 1993. From 1982 through 1993, Mr. Kiely held various executive positions with Frito-Lay Inc., a subsidiary of PepsiCo, most recently serving as President of Frito-Lay's Central Division. Prior to joining Frito-Lay, Mr. Kiely was President of Ventura Coastal Corporation, a division of Seven-Up Corporation, from 1979 through 1982. Mr. Kiely also serves on the advisory boards of the National Association of Manufacturers and several educational and charitable organizations. Mr. Kiely received a B.A. degree from Harvard College in 1969 and a M.B.A. degree from the Wharton School of Business at the University of Pennsylvania in 1971.

     On August 5, 1996, an action was filed in California state court against KEN/KOAR LAX Partners, L.P., which was affiliated with Messrs. Kaneko and Kenninger (the "LAX Partnership"), the owner of the Embassy Suites hotel located at Los Angeles International Airport, by the secured lender of the hotel. The complaint sought judicial foreclosure of the loan, appointment of a receiver and certain other relief. The LAX Partnership subsequently sold its interest in the Embassy Suites hotel, and the Chapter 11 proceeding was dismissed concurrently with the closing of such transaction. The Company has no interest in the hotel or the LAX Partnership. Following the consummation of the sale, neither Mr. Kaneko nor Mr. Kenninger holds any interest in or obligation related to the hotel.

     On May 14, 1998 KOAR-Tahoe Partners, L.P. filed a petition for Chapter 11 bankruptcy. The general partner of KOAR-Tahoe Partners, L.P. is KOAR-Tahoe Investment Partnership, L.P. (which owns 30% of KOAR-Tahoe Partners, L.P.) in which Steven C. Kenninger is a 9.54% limited partner and Osamu Kaneko is a 39.54% limited partner, and the 2.86% general partner of KOAR-Tahoe Investment Partnership, L.P. is Kaneko KOAR-Tahoe, Inc. of which entity Osamu Kaneko is the sole shareholder. A plan of reorganization under Chapter 11 of the U.S. Bankruptcy Code was filed December 8, 1998. In contemplation of a settlement of this action, KOAR-Tahoe Partners, L.P. executed that certain Standstill Agreement effective December 9, 1998. No further action has been taken with regard to the petition for Chapter 11 bankruptcy as of March 31, 1999. The Company has no interest in KOAR-Tahoe Partners, L.P.

                            EXECUTIVE COMPENSATION

     The Summary Compensation Table below sets forth the annual base salary and other annual compensation which the Company paid in 1998, 1997 and would have paid in 1996 on an annualized basis to: (i) the Company's Chief Executive Officer; (ii) each of the other four most highly compensated executive officers whose cash compensation exceeded $100,000 in salary and bonus in 1998; and
(iii) two former officers of the Company whose cash compensation exceeded $100,000 in salary and bonus in 1998 (the "Named Executive Officers").

                                                          ANNUAL COMPENSATION                                LONG-TERM
                                   ------------------------------------------------------------------      COMPENSATION
NAME AND CURRENT                    FISCAL                                          OTHER ANNUAL       SECURITIES UNDERLYING
PRINCIPAL POSITION (1)               YEAR      SALARY ($)      BONUS ($) (2)    COMPENSATION ($) (3)     OPTIONS/SARS (#)
---------------------------------- ------- ----------------- ----------------- ---------------------- ----------------------
Andrew J. Gessow,
 Co-Chairman of the Board ........   1998     $  280,000        $  280,000          $        0           194,824(4)(5)
                                     1997     $  280,000        $  280,000          $    2,500                --
                                     1996     $  280,000        $        0          $    2,500           225,000
Steven C. Kenninger,
 Co-Chairman of the Board ........   1998     $  280,000        $  280,000          $    1,318           200,000(4)
                                     1997     $  280,000        $  280,000          $    2,500                --
                                     1996     $  280,000        $        0          $    2,500           225,000
L. Steven Miller,
 Director, President and
 Chief Executive Officer .........   1998     $   87,500(6)     $   87,500(6)       $  199,834(6)        675,000
                                     1997             --                --                  --                --
                                     1996             --                --                  --                --
James E. Noyes,
 Director and Executive Vice
 President -- Sales ..............   1998     $  321,000        $  240,000          $   15,203(7)             --
                                     1997     $  289,000        $  271,000          $   14,500(7)             --
                                     1996     $  280,000        $  120,000          $   14,500(7)        562,500
Charles C. Frey,
 Senior Vice President --
 Owner Services ..................   1998     $  290,769        $   75,000          $    1,318            50,000
                                     1997     $  207,631        $   75,000          $   13,259(8)             --
                                     1996     $  160,000        $       --          $   10,613(8)        225,000
Genevieve Giannoni,
 Senior Vice President --
 Central Services ................   1998     $  290,769        $   75,000          $    1,318            50,000
                                     1997     $  207,631        $   75,000          $   11,818(8)             --
                                     1996     $  160,000                --          $   12,128(8)        225,000
Michael A. Depatie,
 Former Director and
 Former Executive
 Vice President and
 Chief Financial Officer(9) ......   1998     $  290,769        $  280,000          $    3,039                --
                                     1997     $  280,000        $  200,000          $    2,500                --
                                     1996     $  280,000        $        0          $    2,500           562,500

----------------
(1) Certain Named Executive Officers served the Company in different capacities during 1996, 1997 and 1998. For a description of the various positions held by Messrs. Gessow, Kenninger and Noyes, see "Directors and Executive Officers."
(2) Amounts stated include bonus amounts earned in 1998 by the Named Executive Officers and paid in 1999. See "Employment Agreements and Covenants Not to Compete" and "Compensation Committee Report" sections below for a discussion of annual performance bonuses payable to key employees and executive officers.

(3) Represents insurance premiums for customary health benefits with respect to Messrs. Kenninger, Miller, Frey, Ms. Giannoni and Mr. Depatie.
(4) Messrs. Gessow and Kenninger were granted 300,000 non-qualified stock options on May 15, 1998. Subsequently, each forfeited 100,000 of those options to the Company since the Amended and Restated 1996 Equity Participation Plan lacked the number of options necessary to fulfill the Company's obligation to Mr. Miller pursuant to his Employment Agreement with the Company.
(5) Mr. Gessow forfeited an additional 5,176 non-qualified stock options from his May 15, 1998 grant for the benefit of the Company so that the Company could fulfill its obligations to Mr. Goodman under his Employment
    Agreement as the necessary number of options were not currently available under the Amended and Restated 1996 Equity Participation Plan.
(6) Mr. Miller was hired as Chief Executive Officer and President of the Company in September 1998. $700 of the other compensation represents premiums paid for customary health benefits and the remaining amount represents one time signing and relocation payments provided to Mr. Miller in connection with his initial employment by the Company.
(7) In addition to insurance premiums for customary health benefits, represents automobile lease payments of $13,885 for Mr. Noyes whose lease expired in February 1999.
(8) In addition to insurance premiums for customary health benefits, total includes automobile lease payments.
(9) Mr. Depatie resigned as Director, Executive Vice President and Chief Financial Officer of the Company effective as of December 31, 1998.

     The following table contains information concerning the value of stock options issued under the Company's Amended and Restated 1996 Equity Participation Plan and held by the Named Executive Officers as of December 31, 1998.

                   DECEMBER 31, 1998 OPTION YEAR-END VALUES

                                                               NUMBER OF                           VALUE OF
                                                         SECURITIES UNDERLYING                    UNEXERCISED
                                                          UNEXERCISED OPTIONS                IN-THE-MONEY OPTIONS
                                                           AT FISCAL YEAR-END                 AT FISCAL YEAR-END
NAME AND PRINCIPAL OCCUPATION                        EXERCISABLE/UNEXERCISABLE (#)     EXERCISABLE/UNEXERCISABLE ($) (1)
-------------------------------------------------   -------------------------------   ----------------------------------
Andrew J. Gessow,
  Co-Chairman of the Board ......................           150,000/269,824           $    850,500/$425,250
Steven C. Kenninger,
  Co-Chairman of the Board ......................           150,000/275,000           $    850,500/$425,250
L. Steven Miller,
  Director, President and
  Chief Executive Officer .......................           144,000/531,000           $  882,000/$3,252,375
James E. Noyes,
  Director and Executive
  Vice President -- Sales .......................           393,750/168,750           $2,756,250/$1,181,250
Charles C. Frey,
  Senior Vice President --
  Owner Services ................................            46,350/107,500           $    206,104/$382,725
Genevieve Giannoni,
  Senior Vice President --
  Central Services ..............................            56,470/107,500           $    263,484/$382,725
Michael A. Depatie,
  Former Director, Executive Vice
  President and Chief Financial Officer .........           337,500/225,000           $    288,783/$192,522

----------------
(1) Based on the difference between the per share closing price of the underlying shares of Common Stock on December 31, 1998 and the per share exercise price of such options.

              EMPLOYMENT AGREEMENTS AND COVENANTS NOT TO COMPETE

     In 1996, each of Messrs. Gessow, Kaneko, Kenninger and Noyes entered into an employment agreement with the Company for a term of two years, subject to extension. The employment agreement for each of the named executives provides for an annual salary of $280,000 per year for the first year and at such salary as may be determined by the Compensation Committee thereafter, with annual performance bonuses determined by the Compensation Committee in connection with the achievement of performance criteria to be determined (except with respect to Mr. Noyes, who will receive a guaranteed quarterly bonus of $30,000 for each quarter he is employed by the Company). In 1996, pursuant to their employment agreement each of Messrs. Gessow, Kaneko, Kenninger and Noyes received options to purchase 225,000, 225,000, 225,000 and 562,500 shares of Common Stock, respectively. In 1998, Messrs. Gessow, Kaneko and Kenninger were each granted additional options to purchase 300,000, 225,000 and 300,000 shares, respectively, of Common Stock of which they voluntarily returned 105,176, 25,000 and 100,000, respectively, to further the Company's best interest in allowing the Company to meet its commitments to Messrs. Miller and Goodman in their respective Employment Agreements with the Company. Pursuant to their employment agreements, each of Messrs. Gessow, Kaneko, Kenninger and Noyes shall receive severance payments equal to base compensation and one-twelfth of any bonus payable at the most recent annual amount for the longer of the balance of the employment term or two years upon the death, disability, termination or resignation of such executive, unless such executive resigns without "good cause" or unless the Company terminates such executive as a result of gross negligence, willful misconduct, fraud or a material breach of the employment agreement. Each such executive will have "good cause" to terminate his employment with the Company in the event of any reduction in his compensation or benefits, material breach or material default by the Company under his employment agreement or following the merger or change in control of the Company.

     Each of Messrs. Gessow, Kenninger and Noyes has agreed to devote substantially full time to the business of the Company and not engage in any competitive businesses. In particular, the foregoing individuals are prohibited from managing, consulting or participating in any way in any vacation ownership business or from acquiring any property with the intent to convert the property to a vacation ownership operation, unless the Independent Directors of the Company determine that it is in the best interest of the Company to allow them to do so. Such non-competition provisions shall survive for two years following any termination of employment. Such individuals are not prohibited from investing in residential or commercial real estate that has no prospect of being converted for vacation ownership or resort related use, or from acquiring hotels, including hotels which may compete directly with properties of the Company.

     In March 1998, the Company amended its employment agreement with Mr. Kaneko to provide that he shall devote at least 50% of his time to the Company's business. Correspondingly, Mr. Kaneko's annual salary was reduced to $140,000 per year, plus bonus provisions. Mr. Kaneko is allowed to devote the remainder of his time to acquire, develop or manage other investments in non-resort residential or commercial real estate that do not present a prospect for conversion to vacation ownership or resort-related use.

     In 1998, each of Mr. Miller, Richard Goodman, Chief Financial Officer and Executive Vice President -- Finance and Administration, and Thomas A. Bell, Senior Vice President, General Counsel and Secretary, entered into an employment agreement with the Company for a term of two years, subject to extension. The employment agreement for each of Messrs. Miller, Goodman and Bell provides for an annual salary of $350,000, $300,000 and $225,000 per year, respectively, for the first year and at such salary as may be determined by the Compensation Committee thereafter, with annual performance bonuses determined by the Compensation Committee in connection with the achievement of performance criteria. The performance criteria will be determined by the Compensation Committee with respect to Mr. Miller and by the Compensation Committee and the Chief Executive Officer with respect to Messrs. Goodman and Bell. In 1998, pursuant to their employment agreement, each of Messrs. Miller, Goodman and Bell received options to purchase 675,000, 150,000 and 65,000 shares of Common Stock, respectively.

     In addition, pursuant to their employment agreement, each of Messrs. Miller, Goodman and Bell shall receive severance payments equal to their base compensation and one-twelfth of any bonus payable at the most recent annual amount (the "Severance Payment") for a period of two years (one year with respect to Mr. Bell) upon the death, disability (in which case the Severance Payment will be for the lesser of two years (one year with respect to Mr. Bell) or the duration of the disability), termination or resignation of such executive, unless such executive resigns without "good cause" or unless the Company terminates such executive as a result of the executive's gross negligence, willful misconduct, conviction of a crime involving moral turpitude or constituting a felony, fraud or material breach of the employment agreement. Each of Messrs. Miller and Bell will have "good cause" to terminate his employment with the Company in the event of any material alteration, reduction or diminution in the duties, responsibilities and status of his position in the Company, a material breach by the Company under his employment agreement or following the merger or change in control of the Company. Mr. Goodman will have "good cause" to terminate his employment with the Company in the event of a material breach by the Company under his employment agreement or following the merger or change in control of the Company.

     Each of Messrs. Miller, Goodman and Bell has agreed to devote substantially full time to the business of the Company and not engage in any competitive businesses. In particular, the foregoing individuals are prohibited from investing in, managing, consulting or participating in any way in any vacation ownership business, participating in or advising any business where vacation ownership is a material business segment or acting for or on behalf of any business that intends to enter or participate in the vacation ownership business, in each case unless the Independent Directors of the Company determine that it is in the best interest of the Company to allow them to do so. Such non-competition provisions shall survive for two years (one year with respect to Mr. Bell) following any termination of employment.

     Michael A. Depatie amended and restated his employment agreement with the Company on July 27, 1998 (the "Amended Depatie Agreement"). Under his prior agreement, Mr. Depatie was paid a total of $570,769 in salary and bonuses in 1998. Pursuant to the Amended Depatie Agreement, Mr. Depatie has agreed to act as a consultant to the Company for a period of five years, receiving monthly compensation of $25,000 for the first five months and a lump sum payment of $108,000 for the remaining four and a half years of the consulting period. Each of these payments is contingent upon a time commitment from Mr. Depatie of ten hours each month for the first five months and five hours each month thereafter. Any additional time expended by Mr. Depatie at the Company's request will be compensated at an hourly rate of $250 for the first five months and $500 per hour thereafter. There are no extension provisions that would allow
Mr. Depatie to continue as a consultant for the Company after the expiration of the five-year consulting period. As of January 16, 1999, Mr. Depatie had 346,877 options vested (which can be exercised during the term of his consulting period). All unvested options were returned to the Company.

                         COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors has established the Compensation Committee, which consists of Messrs. Aron, Climan and Kiely, to determine compensation for the Company's senior executive officers, determine awards under the Company's Amended and Restated 1996 Equity Participation Plan, 1998 New-Hire Stock Option Plan and administer the Company's Employee Stock Purchase Plan. Messrs. Aron, Climan and Kiely were not officers or employees of the Company at any time and none of them engage in any insider transactions with the Company that is required to be disclosed pursuant to the Exchange Act.

REPORT ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

     The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee's policy is to establish compensation levels for the Company's executive officers, including its current Chief Executive Officer, L. Steven Miller (the "CEO") and its former Chief Executive Officer, Mr. Gessow (the "Former CEO"), which reflect the Company's overall performance and the individual executive's performance, responsibilities and contributions to the long-term growth and profitability of the Company. The Compensation Committee's policy is to determine the appropriate executive compensation levels that will enable the Company to attract and retain qualified executives.

     The Compensation Committee determines the compensation of the Company's executive officers based on its evaluation of the Company's overall performance, primarily based on the Company's revenues and earnings performance compared with the Company's operating and growth plan. Qualitative factors, such as the extent to which the executive officer has contributed to forming a strong management team, and other factors which the Compensation Committee believes are indicative of the Company's ongoing ability to achieve its long-term sales growth and profit objectives are also utilized in determining the compensation level of the Company's executive officers. With respect to each executive, the Compensation Committee focuses on that individual executive's areas of responsibility and his contribution toward achieving corporate objectives.

     Total compensation of each executive officer of the Company consists of four components: base salary, annual incentive in the form of a cash bonus, long-term incentive in the form of equity based stock compensation alternatives and miscellaneous benefits and perquisites. Each component is discussed below.

     The principal component of the compensation of each executive officer is the executive's base salary. As described above under "Employment Agreements and Covenants Not To Compete," the base salaries for each of the CEO, the Former CEO and Messrs. Goodman, Noyes and Bell are based on his rights under an employment agreement with the Company. Each employment agreement established a minimum annual salary that was established based on negotiations with the Company and the relevant executive and approved by the Board of Directors. In setting these initial base salaries, the Board of Directors reviewed the corporate and individual performance factors described above and the practices of a peer group of other vacation ownership public growth-oriented companies. This comparison peer group is not identical to the peer group included in the performance comparison graph under "Stock Performance Graph" included in this Proxy Statement. The Board of Directors attempted to set the Company's base executive compensation levels at levels that generally approximate or are less than the executive base compensation levels at the companies in its peer group. The base salary of the CEO and the Former CEO for the year ended December 31, 1998 was $87,500 and $280,000, respectively. Since each executive (other than the CEO and Messrs. Goodman and Bell) has completed his first full year of service under his employment agreement, the Compensation Committee can adjust such executive's salary either upwards or downwards and any such adjustments will be made based on the factors discussed above.

     The Company has established an incentive compensation plan for executive officers of the Company. This plan provides for payment of a cash bonus to executive officers and key employees if certain performance objectives established for each individual are achieved. Such objectives include the formation of new strategic relationships and ventures and the consummation of strategic acquisitions that add value to the earnings of the Company. Pursuant to such plan and the employment agreements discussed above, each of the CEO, the Former CEO and Messrs. Goodman, Noyes and Bell are entitled to receive a cash bonus of up to 100% (60% with respect to Mr. Goodman and no target with respect to Mr. Bell) of their respective base compensation, respectively, upon the achievement by the Company of specified targets of growth in revenues, earnings per share and other key operating factors as determined by the Compensation Committee (and the CEO, with respect to Messrs. Goodman and Bell). The Company has elected to pay a cash bonus to each of the CEO and the Former CEO for the year ended December 31, 1998 in the amount of $87,500 and $280,000, respectively. The Company also paid the CEO one time signing and relocation payments totaling $176,250 in connection with his initial employment with the Company.

     The Company established the Amended and Restated 1996 Equity Participation Plan to enable executive officers, key employees, Independent Directors and consultants of the Company to participate in the ownership of the Company. The Amended and Restated 1996 Equity Participation Plan is administered by the Compensation Committee and is designed to attract and retain executive officers, other key employees, Independent Directors and consultants of the Company and to provide incentives to such persons to maximize the Company's performance. The Amended and Restated 1996 Equity Participation Plan provides for the award to executive officers, key employees, Independent Directors and consultants of the Company of a broad variety of stock-based compensation alternatives such as non-qualified stock options, incentive stock options, restricted stock and performance awards ("Equity-Based Compensation"). The Compensation Committee annually considers grants of Equity-Based Compensation for each of the executive officers. The Compensation Committee determines the amount of Equity-Based Compensation for executives based on the responsibility of the executive, the historic levels of Equity-Based Compensation granted to other executives and the Compensation Committee's judgment as to the appropriate incentive level for purposes of achieving the objectives of the Amended and Restated 1996 Equity Participation Plan. The Compensation Committee also determines the amount of Equity-Based Compensation based upon its review of overall corporate performance and individual performance. During fiscal 1998, the Company granted the CEO and the Former CEO options to purchase a total of 675,000 and 300,000 shares of Common Stock, respectively. As mentioned previously, the Former CEO voluntarily forfeited a portion of his option grants to further the Company's best interest in allowing the Company to meet its commitments to Messrs. Miller and Goodman under their respective Employment Agreements.

     In 1998, the Company consolidated its administrative offices and relocated its headquarters to Orlando, Florida. In connection with the relocation and in order to enable the Company to induce new employees to work at its relocated headquarters, the Company determined to offer such employees an opportunity to own stock in the Company through the grant of options. However, the number of options avilable for grant under the Amended and Restated 1996 Equity Participation Plan had reached its share limit. Accordingly, the Company adopted the Mini-Plan. The Mini-Plan authorizes the Company to grant a limited number of stock options (250,000 in the aggregate) to newly hired employees as a material inducement for the employees to enter into employment agreements with the Company. No stock options granted under the Mini-Plan may be exercised to the extent that the Company's federal income tax deduction with respect to such exercise would be disallowed under Section 162(m) of the Code.

     The last component of total compensation is Company benefits and perquisites generally consisting of car allowances for certain executives and customary health benefits.

     During 1993, the Internal Revenue Code of 1986 was amended to include
Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which is defined as the CEO and the Company's other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1,000,000 in any taxable year of the corporation beginning after 1993. Compensation that constitutes "performance based compensation" is excludable in applying the $1,000,000 limit. It is the Company's policy to qualify compensation paid to its top executives for deductibility under Section 162(m) in order to maximize the Company's income tax deductions wherever, in the judgment of the Compensation Committee, to do so would be consistent with the objectives of the Company's compensation policies.

                                   By the Compensation Committee

                                   Adam M. Aron
                                   Sanford R. Climan
                                   W. Leo Kiely III

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the total cumulative return of the Company's Common Stock commencing on the initiation of trading of the Company's Common Stock on August 16, 1996 and ending on December 31, 1998 to
(a) a new group of peer issuers with similar vacation ownership, lodging or leisure businesses, (b) a new broad equity market index (the Russell 2000 index); (c) last year's group of peer issuers; and (d) last year's broad equity market index the (Nasdaq composite index). The Company changed the broad equity market index for the 1999 Proxy Statement in order to select an index that is comprised of similarly capitalized companies on the New York Stock Exchange on which the Company's Common Stock is now listed. The Company changed peer groups to include a greater number of public companies with operations concentrated in the vacation ownership market segment. The information contained in the performance graph shall not be deemed "soliciting material" or be "filed" with the Commission, nor shall such information be incorporated by reference into any future filing under the Securities or Exchange Act. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                COMPARISON OF 28 MONTH CUMULATIVE TOTAL RETURN*
               AMONG SUNTERRA CORP., THE NASDAQ COMPOSITE INDEX,
         THE RUSSELL 2000 INDEX, A NEW PEER GROUP AND AN OLD PEER GROUP

                                             CUMULATIVE TOTAL RETURN
                                        -------------------------------
                                        8/15/96   12/96   12/97   12/98
SUNTERRA CORP.                              100     254    236      162
NEW PEER GROUP                              100     126    316      179
OLD PEER GROUP                              100     107    157      211
NASDAQ COMPOSITE INDEX                      100     114    139      196
RUSSELL 2000                                100     111    136      135

* $100 INVESTED ON 8/15/96 IN STOCK OR INDEX-INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.
(1) Assumes $100 was invested on August 16, 1996 in stock or index and assumes dividends are reinvested.
(2) The Old Peer Group companies consist of Ambassadors International, Inc., Bristol Hotel Company, Carnival Corporation, Fairfield Communities, Inc., Hilton Hotels Corporation, Marriott International, Inc., and Prime Hospitality Corporation.
(3) The New Peer Group companies consist of Bluegreen Corporation, Fairfield Communities, Inc., Resort Quest International, Inc., Silverleaf Resorts, Inc., Trendwest Resorts, Inc., and Vistana, Inc.
(4) Prior to February 6, 1998, the Company's Common Stock was quoted on the Nasdaq National Market.

                             CERTAIN TRANSACTIONS

     Affiliates of Messrs. Kaneko and Kenninger currently have managing general partner or similar interests in entities, which own investment properties, which the Company does not consider to be competitive with its timeshare business (the "KOAR Interests"). These properties include a 225-unit condominium project in Long Beach, California which is being marketed for whole share unit sales or long-term residential use rather than vacation use (and with respect to which the KOAR Interests currently own 25 of the total 225 units, the balance having been sold to third parties); several retail centers and a proposed office development project. Messrs. Kaneko and Kenninger are also currently the constituent general partners of a number of partnerships in which they owe fiduciary duties to limited partners who invested over $80 million of equity therein these partnerships include certain Embassy Suites hotels which are still owned by partnerships controlled by Affiliates of Messrs. Kaneko and Kenninger (the "Prior Partnerships"). Messrs. Kaneko and Kenninger are authorized by the Company to meet their duties and responsibilities to the Prior Partnerships pursuant to the terms thereof, including the sale, refinancing, restructuring and packaging of the Prior Partnerships, including the formation of public or private entities for such purpose, including a public real estate investment trust ("REIT") for one or all of the Embassy Suites hotels in the Prior Partnerships provided, that Messrs. Kaneko and Kenninger agree not to serve as an officer or employee of such REIT. Messrs. Kaneko and Kenninger agree to continue to retain third party management companies to manage these properties e.g., Promus Hotels manages all relevant Embassy Suites hotels, and to employ personnel not employed by the Company to carry out the day-to-day responsibilities of managing and overseeing these properties. However, Messrs. Kaneko and Kenninger reserve the right to do what is reasonably necessary within these constraints to carry out their duties and responsibilities to the Prior Partnerships pursuant to the terms thereof. The Company does not believe that such activities detract materially from Messrs. Kaneko's and Kenninger's services to the Company. See "Employment Agreements and Covenants Not To Compete" for additional information regarding such persons' obligations to the Company.

     In 1997, Messrs. Gessow, Kaneko and Kenninger transferred 100% of their interest in the Embassy Vacation Resort at Kaanapali Beach (the "Kaanapali Resort") in exchange for the Company's agreement to reimburse to them expenses they had incurred to acquire the Kaanapali Resort. On June 9, 1998, the Board of Directors of the Company approved the reimbursement by the Company of an aggregate of $626,858 to Messrs. Gessow ($250,743.20), Kaneko ($250,743.20) and
Kenninger ($125,371.60) for expenses incurred by them individually in connection with the acquisition of the Kaanapali Resort. The Company has been previously reimbursed $275,639 by The Whitehall Fund of Goldman Sachs and Apollo, the Company's partners in the Kaanapali Resort for their pro rata portion of such expenses.

     From time to time the Company leases for business purposes a plane owned by DCA, LLC, an entity wholly owned and controlled by Mr. Gessow. The Company has adopted a policy whereby the Company pays DCA, LLC $1.00 per trip and pays all expenses related to the operation of the aircraft while it is under the Company's control. In 1998 these expenses amounted to $195,663.37.

                               OTHER INFORMATION

CERTAIN STOCKHOLDERS

     The table below sets forth certain information regarding the beneficial owners of more than 5% of the Company's Common Stock as of March 31, 1999, other than directors and executive officers.


                                                       BENEFICIAL OWNERSHIP
                                                     -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(S)                 SHARES      PERCENTAGE
--------------------------------------------------   -----------   -----------
AXA Assurances I.A.R.D. Mutuelle(1) ..............   2,399,300         6.68%
 21, rue de Chateaudun
 75009 Paris France
Pilgram Baxter & Associates, Ltd.(2) .............   3,219,680          9.0%
 825 Duportail Road
 Wayne, Pennsylvania 19087
Warburg Pincus Asset Management, Inc.(3) .........   3,148,400         8.77%
 466 Lexington Avenue
 New York, New York 10017
Keystone, Inc.4(4) ...............................   2,150,700         5.99%
 201 Main Street
 Suite 3100
 Fort Worth, Texas 76012
Robert M. Bass(4) ................................   3,023,100          8.4%
 201 Main Street
 Suite 3100
 Fort Worth, Texas 76012
FMR Corp.(5) .....................................   3,190,255         8.88%
 82 Devonshire Street
 Boston, Massachussetts 02109

----------------
(1) Information based solely on a Schedule 13G filed with the Commission on February 16, 1999 by AXA Assurances I.A.R.D. Mutuelle.
(2) Information based solely on a Schedule 13G filed with the Commission on February 13, 1998 by Pilgram Baxter & Associates, Ltd.
(3) Information based solely on a Schedule 13G filed with the Commission on January 13, 1999 by Warburg Pincus Asset Management, Inc.
(4) Information based solely on a Schedule 13D filed jointly with the Commission on October 26, 1998, as amended on December 10, 1998, by Keystone, Inc. ("Keystone") and Robert M. Bass. Keystone beneficially owns 2,150,700 (or 6.0%) of the outstanding shares of Common Stock. Mr. Bass, the President and sole director of Keystone, beneficially owns 3,023,100 (or 8.4%) of the outstanding shares of Common Stock, of which 872,400 shares are individually owned and 2,150,700 are beneficially owned through Keystone. Director J. Taylor Crandall is the Vice President and Chief Operating Officer of Keystone. He disclaims beneficial ownership of all of the shares owned by either Keystone or Mr. Bass.
(5) Information based solely on a Schedule 13G filed with the Commission on February 12, 1999 by FMR Corp.

OTHER MATTERS AT THE MEETING

     The Board of Directors does not know of any matters to be presented at the 1999 Annual Meeting of Stockholders other than those mentioned in this Proxy Statement. If any other matters are properly brought before the 1999 Annual Meeting of Stockholders, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

COST OF SOLICITATION

     The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit and tabulate proxies. The Company has retained D.F. King & Co., Inc. to assist in the solicitation of proxies with respect to shares of Common Stock held of record by brokers, nominees and institutions. The estimated cost of the services of D.F. King & Co., Inc. is $4,500, plus expenses.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Under the rules of the Exchange Act relating to when a Company must include a stockholders proposal in its proxy statement, stockholder proposals intended to be included in the Company's 2000 Proxy Statement must be submitted to the Board of Directors in writing and must be received at the Company's principal executive offices at 1781 Park Center Drive, Orlando, Florida 32835, attention Corporate Secretary, no later than December 16, 1999. Any such notice shall set forth: (a) the name and address of the stockholder and the text of the proposal to be introduced; (b) the number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

     Additionally, under the provisions of the Company's Bylaws relating to nominations of persons for election to the Board of Directors and the proposal of business, stockholder nominations and proposals eligible to be considered at the Company's 2000 annual meeting of stockholders, must be received at the Company's principal executive offices no later than March 15, 2000 and no earlier than February 14, 2000.

                                             By Order of the Board of Directors

                                             /s/ Thomas A. Bell

                                            Thomas A. Bell
                                            Senior Vice President,
                                            General Counsel and Secretary

Orlando, Florida
April 14, 1999

                                     PROXY

                              SUNTERRA CORPORATION

               PROXY FOR THE 1999 ANNUAL MEETING OF STOCKHOLDERS
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Sunterra Corporation, a Maryland corporation, hereby acknowledges receipt of the Notice of 1999 Annual Meeting of Stockholders and Proxy Statement and hereby appoints L. Steven Miller, Richard Goodman and Thomas A. Bell as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of the Common Stock of Sunterra Corporation held of record by the undersigned on April 5, 1999 at the 1999 Annual Meeting of Stockholders to be held May 14, 1999 or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, and 3 and in accordance with the recommendations of the Board of Directors on any other matters that may properly come before the meeting.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                             -FOLD AND DETACH HERE-

1. ELECTION OF DIRECTORS
      FOR ALL NOMINEES               WITHHOLD
       LISTED BELOW                  AUTHORITY
    (EXCEPT AS MARKED          TO VOTE FOR ALL NOMINEES
  TO THE CONTRARY BELOW)           LISTED BELOW
           / /                          / /

Nominees:  L. Steven Miller (Class I)
           Osamu Kaneko     (Class III)
           Adam M. Aron     (Class III)
           Sanford Climan   (Class III)

(Instruction: To withhold authority to vote for any nominee, strike a line through that nominee's name in the list above)


                                               FOR     AGAINST     ABSTAIN
2. Approve the Amendment to the Company's     / /       / /          / /
   Amended and Restated 1998 Equity
   Participation Plan, to increase
   the number of shares issuable
   thereunder.

3. Ratification of the appointment of        / /        / /          / /
   Arthur Andersen LLP, as the independent
   accountant of the corporation.

4. The Proxies are authorized to vote upon
   such other business as may properly
   come before the meeting.                 / /         / /           / /

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Dated_______________________________, 1999

__________________________________________
              Signature

__________________________________________
              Signature

Please sign the Proxy Card exactly as the stockholder's name appears hereon.
If you are an authorized representative signing on behalf of an entity, trust or another individual, please sign the entity, trust or individual's name as it appears, then your full name and full title. When shares are held by joint tenants both should sign.